  Exhibit 10.36
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated and entered into as of July 10, 2017 (the “Effective Date”) by and between CICERO, INC., a Delaware corporation with an address at 8000 Regency Parkway, Suite 542, Cary, North Carolina 27518 (the “Company”), and TODD SHERIN, an individual residing in the Commonwealth of Pennsylvania (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Revenue Officer of the Company, and the parties hereto desire to enter into this Agreement embodying the terms of such employment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, during the Term (as defined below), the Company agrees to employ Executive as Chief Revenue Officer of the Company. In this capacity, Executive shall be responsible for (i) developing and implementing long term sales and revenue growth strategies for the Company, (ii) leadership and direction of Software Development and Information Technology operations of the Company, and (iii) expenditures and staffing needs in the functional areas of sales, customer support and outreach, partner & channel development, product development and information technology. In addition, Executive will work alongside the Chief Executive Officer of the Company and the Chairman of the board of directors of the Company (the “Board”) to develop strategic direction as well as corporate messaging for the Company. Executive’s duties shall be commensurate with those of persons in similar capacities in similarly-sized companies, and Executive shall have such other duties, authorities and responsibilities as the Chairman of the Board shall designate from time to time that are not inconsistent with Executive’s position. In performing his duties under this Agreement, Executive shall report to the Chairman of the Board.

(b) Executive accepts such employment with the Company and agrees, during the Term, to devote his full business and professional time and energy to the Company. The Company and Executive agree that Executive will work out of his home office in Pennsylvania. Executive agrees to carry out and abide by all lawful directions of the Chairman of the Board that are consistent with his position as Chief Revenue Officer of the Company.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during the Term; provided, that the foregoing shall not prevent Executive from (i) serving on the boards of directors of, or holding any other offices or positions in, non-profit organizations and, with the prior written approval of the Company, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a business or fiduciary conflict for Executive or the Company.

2. Base Salary and Additional Compensation.

(a) Base Salary. During the Term, the Company shall pay to Executive an annual base salary of $150,000 (“Base Salary”), less applicable withholdings and deductions, payable in accordance with the Company’s normal payroll procedures. Base Salary shall be reviewed by the Board annually and shall be increased at the discretion of the Board.

(b) Commission. During the Term, Executive shall be eligible to earn a commission (the “Commission”) equal to fifteen percent (15%) of the Incremental Operating Revenue (as defined below) attributed to any New Clients (as defined below) generated during each fiscal year of the Company.

(i) For purposes of this Agreement, (A) “Incremental Operating Revenue” means (x) gross profit on incremental revenue from New Clients less (y) a proportionate percentage of development, professional services, marketing and general and administrative expenses of the Company allocated to such revenue (such percentage to be equal to the ratio of New Client revenue to total Company revenue), and (B) “New Clients” means new customers or clients of the Company (provided that the existing businesses or verified pipeline leads for Company clients and prospects listed on Exhibit A attached hereto shall not constitute New Clients).

(ii) The Commission shall not be considered earned by Executive until both a commissionable sales transaction has been finalized and the Company has recognized the applicable revenue from the New Client. The Commission shall be paid by the Company to Executive, if earned, within thirty (30) days of the end of each fiscal quarter.

(iii) If total Company revenue remains the same or increases in the fiscal year following the first fiscal year (“Fiscal Year 1”) for which Executive is eligible to receive the Commission (“Fiscal Year 2”), the Company shall pay to Executive an additional commission payment (the “Additional Commission”) (in addition to the Commission) equal to five percent (5%) of Incremental Operating Revenue attributed to any New Clients within Fiscal Year 1, which Additional Commission payment shall be paid by the Company to Executive within thirty (30) days of the end of Fiscal Year 2. For the avoidance of doubt, this additional commission payment constitutes a “tail” on Fiscal Year 1 earnings.

(iv) Executive need not be employed by the Company at the time that the Commission or the Additional Commission is paid by the Company, and in the event that Executive’s employment with the Company is terminated before any Commission or Additional Commission is paid by the Company, Executive shall be entitled to receive such Commission or Additional Commission when paid by the Company in accordance with Section 2(b).

(c) Equity. On the Effective Date, and subject to approval of the Board, the Company shall grant to Executive five million (5,000,000) restricted shares of the Company’s common stock (the “Restricted Stock”).1 The Restricted Stock shall vest as follows: (i) fifty percent (50%) of the Restricted Stock shall vest on the second (2nd) anniversary of the Effective Date, provided that Executive has generated a minimum of $1,000,000 in revenues during the two (2)-year period prior to such second (2nd) anniversary; and (ii) fifty percent (50%) of the Restricted Stock shall vest on the third (3rd) anniversary of the Effective Date, provided that Executive has generated a minimum of $1,000,000 in revenues during the one (1)-year period prior to such third (3rd) anniversary. Upon the occurrence of a Change in Control (as defined below), all Restricted Stock that has not yet vested shall immediately vest one hundred percent (100%). For purposes of this Agreement, “Change in Control” shall mean each of the following with respect to the Company:

(i) a sale of all or substantially all of the Company’s assets;

(ii) a sale of the voting securities of the Company such that any person or group of persons who did not hold voting securities of the Company prior to the transaction hold more than fifty percent (50%) of the combined voting power of the securities of the Company after the transaction; or

(iii) any merger, consolidation or other transaction of the Company with or into another corporation or other entity, other than a transaction in which the holders of voting securities of the Company immediately prior to such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or parent thereof immediately after such transaction.

(d) Transaction Economics. Upon a sale of the operating assets of the Company relating to desktop automation software, the Company shall pay to Executive a percentage of the Net Proceeds (as defined below) in the following amount: (i) ten percent (10%) of the first $8,000,000 of the Net Proceeds to be received from such sale; plus (ii) fifteen percent (15%) of any Net Proceeds from such sale in excess of $8,000,000. For purposes of this Agreement, “Net Proceeds” shall mean proceeds to be received by the Company from such asset sale less all closing costs associated and incurred by the Company in connection with the consummation of such asset sale; provided, that the proceeds from any transaction or asset sale between the Company and Aspect Software, Intradiem or Dell occurring within one (1) year of the Effective Date shall not be included in the calculation of Net Proceeds.

3. Benefits.

(a) Vacation. Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company generally, at levels commensurate with Executive’s position.

(b) Health Insurance and Other Benefit Plans. Executive shall be eligible to participate in the Company’s health insurance and other employee benefit programs, if any, that are provided by the Company for its similarly-situated employees generally, at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

4. Expenses. In accordance with the Company’s reimbursement policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

5. Term of Employment. The term of Executive’s employment with the Company shall commence on the Effective Date and shall remain in effect until termination by either party as set forth in Section 6 below (the “Term”).

6. Termination.

(a) Termination by the Company.

(i) For Cause. Executive’s employment may be terminated by the Company for Cause (as defined below) upon written notice to Executive delivered pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” shall mean that Executive (A) pleads “guilty” or “no contest” to, or is indicted for or convicted of, a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty, (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct, (C) engages in misconduct that causes material harm to the reputation of the Company (D) materially fails to perform the responsibilities of his position, or (E) materially breaches any term of this Agreement or written policy of the Company.

(ii) Upon Disability, Death or Without Cause. At the election of the Board, Executive’s employment may be terminated by the Company (A) should Executive, by reason of any medically determinable physical or mental impairment (as determined by a physician satisfactory to both the Company and Executive), become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”), (B) upon Executive’s death or (C) upon fourteen (14) days’ prior written notice to Executive delivered pursuant to Section 12 of this Agreement for any other reason or for no reason at all (“Without Cause”).

(b) Termination by Executive.

(i) For Good Reason. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment with the Company at any time for Good Reason (as defined below) upon written notice to the Company delivered pursuant to Section 12 of this Agreement stating the particular action(s) or inaction(s) giving rise to the termination for Good Reason. The Company shall have thirty (30) days after receipt of such a notice of termination to cure the particular action(s) or inaction(s), and if the Company so effects a cure, the notice shall be deemed rescinded and of no further force and effect. For purposes of this Agreement, “Good Reason” means (i) the material diminution by the Company of the duties of Executive as set forth in this Agreement without Executive’s prior consent, other than reducing his responsibilities for Cause or as a result of Executive’s Disability, (ii) the Company’s requiring Executive to be primarily based at any location other than his home office in Pennsylvania or (iii) any material breach by the Company of this Agreement (provided that any such act, omission, violation or breach must remain uncured after notice from Executive and thirty (30) days’ opportunity to cure prior to Executive’s termination of employment for Good Reason).

(ii) Without Good Reason. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment with the Company at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving fourteen (14) days’ prior written notice to the Company delivered pursuant to Section 12 of this Agreement (“Voluntary Resignation Without Good Reason”).

7. Payments Upon Termination of Employment.

(a) Termination for Cause, Without Cause During the First Six (6) Months of the Term, Death, Disability or Voluntary Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause, Without Cause during the first six (6) months of the Term or upon Executive’s death or Disability or is terminated by Executive by Voluntary Resignation Without Good Reason, then the Company shall pay or provide to Executive only the following amounts in connection with the termination of Executive’s employment: (i) all Base Salary, Commission and Additional Commission accrued up to and including the date of termination or resignation, to be paid by the Company at such time that such Base Salary would have been paid to Executive in accordance with the Company’s normal payroll procedures or, with respect to the payment of Commission and Additional Commission, the terms of this Agreement; (ii) an amount for all accrued, unused vacation time, to be paid by the Company in accordance with the Company’s policies and applicable law; (iii) all unreimbursed expenses, to be paid by the Company in accordance with this Agreement and the Company’s policies; and (iv) all accrued benefits under any Company benefit plan, to be paid by the Company pursuant to the terms of each such benefit plan (the amounts under clauses (i) through (iv), collectively, the “Accrued Obligations”).

(b) Termination Without Cause After the First Six (6) Months of the Term or for Good Reason. If Executive’s employment is terminated by the Company Without Cause after the first six (6) months of the Term or by Executive for Good Reason, then the Company shall pay or provide to Executive the following amounts in connection with the termination of Executive’s employment: (i) the Accrued Obligations; and (ii) a severance payment equal to Executive’s Base Salary for three (3) months (the “Severance Amount”), to be paid in installments in accordance with the Company’s normal payroll procedures. The Company’s payment of the Severance Amount is subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates (collectively, “Affiliated Entities”) and each of their respective officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit B (the “General Release”). The payment of the Severance Amount shall begin to be made within sixty (60) days following termination of Executive’s employment; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, then all payments of the Severance Amount will be made in the second calendar year beginning with the first pay period of such calendar year.

(c) Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in subsection (b) of this Section 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is six (6) months after the date Executive separates from service (within the meaning of the Code).

8. Confidentiality.

(a) Executive understands that, during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its Affiliated Entities, or clients, including, without limitation, any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including, without limitation, information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including, without limitation, any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company during the Term. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no wrongful act of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by law, a subpoena or other governmental order, provided that he provides prompt notice to the Company of such required or requested disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and cooperates with the Company (at the sole cost and expense of the Company) in attempting to obtain such order or assurance.

(b) Upon the Company’s request during the Term, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

9. Assignment of Intellectual Property.

(a) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during the Term. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Notwithstanding the foregoing provisions of this Section 9, the Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on Executive’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information and which does not result from or relate to any work performed by Executive in connection with his employment with the Company.

(b) In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(c) Executive agrees to cooperate fully with the Company, both during and after the Term, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.

10. Non-Competition; Non-Solicitation.

(a) During the Term and for a period of eighteen (18) months thereafter, Executive shall not, within the Territory (as defined below), directly or indirectly, on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, own, manage, operate, join, control, participate in or invest in, whether as an officer, director, employee, partner, investor or otherwise, any business or business entity that is primarily engaged in the development, creation or sale of desktop automation software that competes directly with the business of the Company (including, but not limited to, PegaSystems, Automation Anywhere, Blue Prism, WorkFusion, Jacada, Kofax and UIPath); provided, that the foregoing shall not prohibit Executive from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and Executive’s holdings therein represent less than two percent (2%) of the total number of shares or principal amount of the securities of such issuer outstanding; provided further, that if Executive’s employment with the Company is terminated by the Company Without Cause or by Executive for Good Reason, then the provisions of this Section 10(a) shall not apply.

(b) During the Term and for a period of six (6) months thereafter, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a Customer (defined below) of the Company or its Affiliated Entities.

(c) During the Term and for a period of eighteen (18) months thereafter, the Executive shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for or hire or engage any individual who is then an employee of the Company or its Affiliated Entities or who was an employee of the Company and its Affiliated Entities during the twelve (12) month period preceding the termination of Executive’s employment or (ii) take any action that could reasonably be expected to have the effect of encouraging or inducing any employee of the Company or any of its Affiliated Entities to cease his or her employment with the Company or any of its Affiliated Entities for any reason; provided, that general solicitations of employment by Executive (whether through advertisements, the use of placement agencies or otherwise) that are not specifically targeted to employees of the Company (and the hiring of any person by Executive resulting from any such general solicitation) shall not be prohibited by this Section 10(b).

(d) For purposes of this Agreement, “Territory” means the United States of America, but if such area is determined by a court of competent jurisdiction to be too broad, then “Territory” shall mean the area comprising the Company’s or any of its Affiliated Entities’, as applicable, market for its services and products within which area Executive was materially concerned during the twelve (12) month period prior to the termination of this Agreement.

(e) For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Executive has actively negotiated with during the twelve (12) month period preceding the termination of his employment.

(f) Executive agrees that in the event a court of competent jurisdiction determines the length of the covenants, the coverage of the Territory or the activities prohibited under this Section 10 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

11. Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder.

12. Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Todd Sherin
2401 Walnut St
Philadelphia, PA 19103

If to the Company, to:

c/o Cicero, Inc.
8000 Regency Parkway
Cary, North Carolina 25718
Attention: Launny Steffens, Chairman

with a copy to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Jeffery S. Spindler, Esq.

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina without regard to the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any appropriate state court of record in the State of North Carolina over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such North Carolina state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

15. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his heirs and personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

18. Injunctive Relief.  Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8, 9 and 10 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8, 9 and 10 of this Agreement, in addition to all other remedies available at law or in equity.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

20. Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the parties hereto relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto. Sections 2(b)(iv) and 7 through 20 of this Agreement shall survive the termination of this Agreement.

[Signature Page Follows]

1 Note to Draft: Will there be a separate equity award agreement reflecting the issuance of Restricted Stock? Is there a Restricted Stock Plan pursuant to which the equity will be issued?

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered on the date first set forth above.

COMPANY:

CICERO, INC.

By:
Launny Steffens Chairman

EXECUTIVE:

TODD SHERIN

4238358-7

EXHIBIT A
EXCLUDED BUSINESSES AND LEADS

Consistent with the terms as defined in Paragraph 2(b)(i) above, the following shall govern the definition of a New Client:

1.
Any profits from existing business with a client or customer prior to July 1, 2017 or any maintenance of that business, regardless of the date, is excluded from Incremental Operating Revenue or Additional Commission for purposes of this Agreement.

2.
Any profits from existing agreements with CH Robinson, Dell, Intertek, and Intradiem regardless of the date on which the Company sees revenue or profit from the business, is excluded from Incremental Operating Revenue or Additional Commission for purposes of this Agreement.

3.
New business generated from existing clients or customers or new clients that is not otherwise excluded by 1 and/or 2 above is a “New Client” for purposes of calculating Incremental Operating Revenue or Additional Commission under this Agreement. This would apply to new business through any channel, including direct, reseller, or original equipment manufacturer (“OEM”) transactions.

4238358-7

EXHIBIT B

FORM OF AGREEMENT AND RELEASE

This Agreement and Release (this “Agreement”), executed this 10 day of July, 2017, is entered into by and between TODD SHERIN (“Executive”), an individual residing in the Commonwealth of Pennsylvania with an address at 2401 Walnut St., Philadelphia, PA 19103, and CICERO, INC. (on behalf of its parents, subsidiaries and affiliates, the “Company”), a Delaware corporation with an address at 8000 Regency Parkway, Suite 542, Cary, North Carolina 25718.

1. Executive’s employment with the Company shall be terminated effective ________ (“Termination Date”). As of the Termination Date, Executive’s duties, responsibilities, office and title shall cease. Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated as of July 10, 2017 (the “Employment Agreement”).

2. If Executive’s employment terminates pursuant to Section 6(C) of the Employment Agreement, then within ten (10) days of the Release Effective Date (as defined below), the Company shall begin to pay to Executive the Severance Amount defined in Section 7(b) of the Employment Agreement in accordance with the terms set forth therein.

(b) The Company and Executive agree that in the event that any of the payments in this Section 2 constitute deferred compensation within the meaning of Section 409(A) of the Code, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of the “separation from service” of Executive, and (B) thirty (30) days from the date of Executive’s death (within the meaning of the Code).

1. Executive agrees and acknowledges that the payments and/or benefits provided in Section 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

2. [IF EXECUTIVE IS OVER 40 AT THE TIME OF TERMINATION] Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to the Chairman of the board of directors of the Company at 8000 Regency Parkway, Suite 542, Cary, North Carolina 25718, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement. Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Chairman at the address listed above, and delivering it to the Chairman no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided Executive does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including, but not limited to, the obligation of the Company to provide the payment referred to in Section 2 above, shall automatically be deemed null and void.

3. In consideration of the payment referred to in Section 2 above, Executive, for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement and the remaining obligations of the Company under the Employment Agreement.

(a) Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including, but not limited to, any claim(s) under or arising out of the following: (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the North Carolina Equal Employment Practices Act; (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (vii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (viii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(b) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including, but not limited to, financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

4. Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or any of the Releasees’ reputation or interest, including, but not limited to, publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(a) Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices and other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(b) Executive acknowledges that the terms of Section 8, Confidentiality, Section 9, Assignment of Intellectual Property, and Section 10, Non-Competition; Non-Solicitation, of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms.

5. Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(a) Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Chairman, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing herein shall prevent Executive from complying with the requirements of the law.

6. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Chairman, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement. Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

7. The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

8. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

9. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

10. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release or any of the covenants provided for by Section 5 and/or Section 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Finally, any breach of any of the terms of Sections 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

12. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company, shall be submitted to the exclusive jurisdiction of any appropriate state court of record in the State of North Carolina.

13. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

14. This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

Dated:
TODD SHERIN

CICERO, INC.

By:		Date:
Name:
Title:

4238358-7